Exhibit 2

AGREEMENT AND PLAN OF SHARE EXCHANGE

BETWEEN

BANK OF THE JAMES FINANCIAL GROUP, INC.

AND

BANK OF THE JAMES

THIS AGREEMENT, dated as of October 9, 2003, made between BANK OF THE JAMES FINANCIAL GROUP, INC. (“BOTJFG”), a bank holding company organized and existing under the laws of the Commonwealth of Virginia, with its principal office in Lynchburg, Virginia; and BANK OF THE JAMES (the “Bank”), a banking corporation organized under the laws of the Commonwealth of Virginia, with its principal office in Lynchburg, Virginia, each acting pursuant to a resolution of its Board of Directors adopted by the vote of more than two-thirds of its directors, recites and provides as follows:

WHEREAS, the parties desire to enter into a transaction providing for the exchange of shares of the Bank for shares of BOTJFG, whereby each outstanding share of common stock of the Bank will be converted into one share of common stock of BOTJFG, all in connection with the creation of a bank holding company to be the sole stockholder of the Bank;

NOW, THEREFORE, the parties hereby agree as follows:

Section 1. Exchange of Shares

At the effective time and date of the share exchange (the “Effective Date”), each issued and outstanding share of the Bank’s common stock, par value $4.00, shall be exchanged for one share of the authorized common stock of BOTJFG. The share of BOTJFG previously issued to the Bank and existing as of the date hereof shall be cancelled upon issuance of the certificate of share exchange by the State Corporation Commission.

Section 2. Business of the Bank

The business of the Bank shall continue to be that of a bank and all businesses related or incidental thereto, including without limitation the power to engage in the business of an insurance agent incidental to its primary purpose and as otherwise provided under Title 38.2 of the Code of Virginia, 1950, as amended. The business of the Bank will continue to be conducted through its main office located in Lynchburg, Virginia.

Section 3. Capital of the Bank

The capital of the Bank shall continue to consist of capital stock of $3,742,520, divided into 935,630 shares of common stock, par value $4.00 per share, additional paid in capital of $5,613,780, retained earnings of $1,242,933, and unrealized appreciation on investment securities available for sale (net of income taxes) of $58,821, all as of June 30, 2003. The capital stock, surplus and undivided profits of the Bank as of June 30, 2003 will be adjusted, however, for normal earnings and expenses between June 30, 2003 and the Effective Date, together with any cash dividend declared prior to the Effective Date.

Section 4. Effect of Share Exchange

At the Effective Date each share of common stock of the Bank, par value $4.00 per share, outstanding immediately prior to the Effective Date shall be converted into and shall be deemed to become one share of common stock of BOTJFG; the Bank’s stock transfer books shall be closed; and no further transfer of common stock of the Bank shall be permitted without the approval of BOTJFG.

Section 5. Share Certificates

Certificates for shares of the Bank’s common stock, until submitted for exchange for certificates of BOTJFG common stock, will be deemed to represent ownership of a like number of shares of BOTJFG common stock, and shall be deemed for all corporate purposes to represent ownership of such number of shares of BOTJFG common stock. As shares of the Bank’s common stock are submitted for transfer and reissuance after the effective date, new certificates for BOTJFG stock will be issued.

Section 6. Dividends and Dispositions by the Bank

Except for any regular dividend, the Bank shall not declare nor pay any dividend to its stockholders between the date of this agreement and the time at which the transaction shall become effective, nor dispose of any of its assets in any other manner, nor engage in any transaction except in the normal course of business and for adequate value.

Section 7. Directors of the Bank

The present Board of Directors of the Bank shall continue to serve as the Board of Directors of the Bank until the next annual meeting of its stockholders or until such time as their successors have been elected and have qualified.

Section 8. Termination and Abandonment

This agreement may be terminated and the share exchange abandoned by either party by the mutual consent of the Boards of both parties, or upon failure to obtain all required regulatory approvals or consents, or otherwise as permitted by Virginia Code § 13.1-718.J., in all cases whether before or after the stockholders of both parties have approved the same. If for any reason the transaction shall not have been consummated by July 31, 2004, this agreement shall terminate and the share exchange abandoned automatically as of that date unless extended in writing prior to that date by action of the Boards of Directors of both participants.

Section 9. Amendment

Except as prohibited by Virginia Code § 13.1-718.I, this agreement may be amended, modified or supplemented at any time or from time to time prior to the issuance of the certificate of share exchange by the State Corporation Commission by an agreement in writing approved by the Boards of Directors of BOTJFG and the Bank executed in the same manner as this agreement.

Section 10. Approval and Effective Date

The transaction provided for in this agreement shall not be consummated unless approved by the affirmative vote of the stockholders of the Bank owning at least a majority (or as otherwise required by the respective party’s bylaws or articles of incorporation) of the respective party’s capital stock outstanding, at meetings to be held on the call of the Directors, or by unanimous consent in lieu thereof. The share exchange shall become effective at the time and date specified pursuant to authorization of both Boards of Directors.

WITNESS, the signatures and seals of the parties hereto by their duly authorized officers as of the 9th day of October, 2003:

BANK OF THE JAMES

	By	/s/ Robert R. Chapman, III
Its President

Attest:

/s/ J. Todd Scruggs
J. Todd Scruggs, Secretary

BANK OF THE JAMES FINANCIAL GROUP, INC.

	By	/s/ Robert R. Chapman, III
Its President

Attest:

/s/ J. Todd Scruggs
J. Todd Scruggs, Secretary

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